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                                                                    Exhibit 99.7

                              FTI CONSULTING, INC.
                              CORPORATE GOVERNANCE
                                   GUIDELINES


         The Board of Directors ("Board") of FTI Consulting, Inc., ("Corporation") represents the stockholders' interest in perpetuating a successful business and optimizing long-term financial returns. The Board is responsible for establishing the Corporation's policies and strategies and for regularly monitoring the effectiveness of management in carrying out those policies and strategies. The Board is accountable to the stockholders of the Corporation. The Board has adopted these guidelines as part of the Board's commitment to these principles.

Board Composition and Related Matters

         1. Positions of Chairman and Chief Executive Officer. The Board believes that the positions of Chief Executive Officer and Chairman of the Board should be combined to provide unified leadership and direction. This combination has served the Corporation well over the years. The Board reserves the right to adopt a different policy should circumstances change.

         2. Size of the Board. The Board has determined that it should have no less than seven and no more than ten Directors. This permits a full range of experience and fosters effective interaction and productivity. The Board will periodically review the appropriate size of the Board.

         3. Composition of Board. The Board believes that the Board should be composed of a significant majority of independent Directors and that the Chief Executive Officer should be a Director. The Board believes that it may be appropriate to have other members of management serve as Directors, depending upon various facts and circumstances.

         4. Board Definition of What Constitutes Independence for Outside Directors. The Corporation will comply at all times with the requirements for independent directors as established by the New York Stock Exchange ("NYSE"), federal law and the rules of the Securities and Exchange Commission ("SEC").

         5. Board Membership Criteria. Nominating and Corporate Governance Committee shall develop criteria for selecting candidates for election as Directors and identifying, evaluating (including inquiries into the background of candidates), recruiting and nominating candidates. In identifying candidates for membership on the Board, this Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills and the extent to which a particular candidate would fill a present need on the Board of Directors. The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for reelection, taking into consideration and changes in the needs of the Board.

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        6.    Directors' Change in Circumstances. Upon termination of a
Director's primary employment or other significant change in business or professional circumstances, that Director shall offer to resign from the Board. The Board will decide whether to accept the resignation.

        7. Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee is responsible for establishing appropriate director orientation and continuing education programs in order to assure that all Directors have a fundamental understanding of the Corporation's business and their duties and responsibilities as Directors.

        8. Term Limits and Retirement. The Board does not believe it should establish term limits or a retirement age for Directors.

        9. Conflicts of Interests. In accordance with FTI's Policy on Conflicts of Interest, Directors are expected to avoid any action, position or interest that conflicts with an interest of the Corporation, or gives the appearance of a conflict. The Board shall annually obtain information from each Director in order to monitor potential conflicts of interests, and Directors are expected to be mindful of their fiduciary obligations to the Corporation.

        10. Board Compensation. The Board believes that it must offer a fair and competitive compensation package to the Directors in order to attract and retain highly qualified individuals. The Compensation Committee should periodically review Board compensation in light of then current circumstances. Changes in Board compensation, if any, should come at the recommendation of the Compensation Committee, after full discussion and concurrence by the Board. Directors who are employees of the Corporation shall receive no additional remuneration for serving on the Board. Independent Directors shall receive no additional remuneration, in the form of consulting fees or other special benefits, beyond that provided for service on the Board. The Board is committed to fostering compensation programs and policies designed to encourage Director stock ownership over the long-term. In the view of the Board, these programs and policies help align the interests of Directors with those of the Corporation's stockholders.

        11. Annual Review. The Board will engage in an annual self-evaluation. This evaluation will involve the Board as a collective body rather than directors on an individual basis. The evaluation process will be administered by the Nominating and Corporate Governance Committee, with the results of the evaluation provided to the Board for its consideration.

Board Meetings

        1. Scheduling and Selection of Agenda Items for Board Meetings. To the extent possible, Board meetings should be scheduled well in advance. The Board expects to hold a minimum of five meetings per year. The Chairman is responsible for drafting the agenda for each Board meeting and distributing it in advance to the Directors. Each Board member is encouraged to suggest inclusion of items on the agenda. The Chairman should also consult with each Committee Chairman regarding items appropriate for the Board agenda.

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         2.   Board Material Distributed in Advance. Information important to the Board's understanding of matters to be discussed at a Board meeting should be distributed in advance so that meeting time may be conserved and the discussion more focused. When appropriate, sensitive subject matters may be discussed at a meeting without advance distribution of written materials to the Board. The Board expects the Chairman and management to regularly provide Directors with information about the Corporation's business so that the Board is fully informed.

         3. Director's Attendance and Participation. Most meetings will be held at the Corporation's headquarters in Annapolis, Maryland, but may be elsewhere. Directors' attendance at regularly scheduled meetings is required. However, if a Director is unable to attend in person, he may request an exception from the Chairman who may grant an exception to this rule. Participation via conference telephone, videoconference, or similar communication equipment is allowed for telephonic and special meetings. Each Board member is expected to ensure that other existing and planned future commitments will not materially interfere with the member's service as a Director. Each Board member is expected to become familiar with the Corporation's business and the duties and responsibilities of a director of a publicly-traded company.

         4. Management Attendance and Board Access to Management. Key members of management ordinarily should attend Board meetings. The Board encourages management to schedule employees to present at Board Meetings who can provide insight into the items being discussed or should be given exposure to the Board because of their roles in the Corporation's business. The Board should have complete access to the Corporation's management.

         5. Independent Directors' Discussion. It is Board policy to set aside time during each meeting for the Independent Directors to meet without any members of management present, and the Independent Directors may designate a Director to preside at each of these sessions.

         6. Confidentiality. The Board believes that maintaining the confidentiality of all information about the Corporation and all deliberations by the Board is imperative.

Committee Matters

         1. Board Committees. The Board now has three Committees: Audit, Compensation and Nominating and Corporate Governance. The Board, from time to time, should consider whether to add other Committees, disband a current Committee, add responsibilities to a Committee or reassign responsibilities among Committees.

         2. Committee Charters. The Board has adopted written charters for each Committee, which should be evaluated periodically by the Committee and the Board. These Committee charters will be made available on the Corporation's website.

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         3.   Committee Assignments and Chair. The Board is responsible for the appointment of individual Directors to the Committees and the appointment of the Chair of each Committee. Each independent Director should be a member of at least one Committee, and each Committee Chair should have previous service on that Committee. Only independent Directors may serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

         4. Frequency of Committee Meetings and Committee Agenda. The Chair of each Committee, in consultation with appropriate members of management, should determine the frequency of Committee meetings and develop the agenda for each meeting. All agendas and minutes of Committee meetings shall be made available to all Directors. The Chairman of the Board and all Independent Directors may attend and participate in discussions of any Board Committee, although formal Committee action will only be through the vote of Committee members. Committee members are expected to be present at all meetings. Attendance at Committee meetings via conference telephone, videoconference or similar communication equipment is allowed. Most Committee meetings will be held at the Corporation's headquarters in Annapolis, Maryland, but may be held elsewhere.

         5. Resources. Each Committee shall have access to accountants, compensation consultants, counsel, investment bankers and others whose expertise is deemed by the Committee necessary or appropriate to the Committee's carrying out its responsibilities.

Management Responsibility and Review

         1. Role of Management. The Board recognizes that it is management's responsibility to carry out the policies and strategies established by the Board of Directors and to carry out the operation of the Corporation's business. To this end, the Board acknowledges that it should not interfere in management's discharge of its responsibilities but should provide oversight and encouragement of management.

         2. Board Interaction with Media, Institutional Investors, Press and Others. The Board believes that management should speak for the Corporation. Individual Directors may meet or otherwise communicate with the Corporation's various constituencies when appropriate, but only with the knowledge of management, and, in most instances, at the request of management.

Other

         1. Implementation and Alteration of these Guidelines. Implementation of and changes to these guidelines shall be the responsibility of the Nominating and Governance Committee, working with the Chairman of the Board and Chief Executive Officer.

         2. Disclosure of Guidelines. These guidelines will be available on the Corporation's website.

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